Form F-10

Exhibit 5.4

Acetex Corporation

Ladies and Gentlemen:

Re: Registration Statement No. 333-110176

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our compilation report relating to the pro forma consolidated statements of operations of Acetex Corporation for the year ended December 31, 2002 and for the six month periods ended June 30 2003 and 2002 and our comments for United States readers on differences between Canadian and United States reporting standards, both dated October 20, 2003.

We are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for the compilation report and comments because they are not considered a “report” or a “part” of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Yours truly

(signed) KPMG LLP

Chartered Accountants

Vancouver, Canada

December 19, 2003